Exhibit 99.1

Transmeridian Announces Loan Amendments

Houston, Texas (Prime Zone) February 15, 2005 – Transmeridian Exploration, Inc. (OTCBB: TMXN) today announced that its 50%-owned subsidiary, OJSC Caspi Neft (“Caspi Neft”) has executed amendments to its two primary loan agreements, pursuant to which the lender has granted it an extension of time for making all principal and interest payments under the two loan agreements until July 15, 2005.  At the end of this deferral period, all previously scheduled payments, estimated to total approximately $14.4 million will be due and the remaining outstanding balance will be repayable according to the original payment schedules.  In connection with the loan amendments, Transmeridian has agreed to advance up to $10.0 million to Caspi Neft to help fund its capital requirements for the first half of 2005.

“With six months relief from debt service, the additional capital provided by Transmeridian can be used for field development,” commented Lorrie T. Olivier, President and Chief Executive Officer.  “This will allow Caspi Neft to focus its efforts on increasing production and cash flow to levels needed to meet debt service requirements and to accelerate development of the South Alibek field.”

Transmeridian Exploration, Inc. (TMXN) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union.  TMXN primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential.  Its first major project is the South Alibek Field in Kazakhstan.

For more information please contact the following:

Transmeridian Exploration, Inc.

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Lorrie T. Olivier, CEO

Phone: (281) 999-9091

Fax: (281) 999-9094

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Although Transmeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

 TMEI discloses proved reserves that comply with the Securities and Exchange Commission’s (SEC) definitions.  Note that the Company’s use of terms such as “probable oil resources”, “probable reserves”, “possible oil resources”,  “ultimate potential”, “resources” and “recoverable reserves” include quantities of oil that are not yet classified as proved and which SEC guidelines do not allow us to include in filings with the SEC.